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                                                                      EXHIBIT 12

                   FRUIT OF THE LOOM, INC. AND SUBSIDIARIES

 STATEMENT OF COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF
       EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                            (DOLLARS IN MILLIONS)

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
                                                                                      Year Ended December 31,
                                        1st Qtr         1st Qtr         ------------------------------------------------------
                                        1997            1996            1996         1995        1994        1993         1992

FIXED CHARGES:
  Interest Expense                    $    18.9         $   27.3     $  103.6     $   116.9  $   95.4    $    72.7     $   82.1
  Amortization of debt issuance
   costs                                    0.3              0.6          2.1           2.5       3.0          5.8          7.2
  Portion of rents representative of
   interest factor                          3.7              3.7         14.8          12.2       6.7          3.8          3.0
  Guarantor Debt Charges(1)                 0.6              0.0          0.6           0.0       0.0          0.0          0.0
  Capitalized interest expense              0.0              0.4          0.6           1.7       1.9          2.1          1.1

  Total fixed charges                 $    23.5         $   32.0     $  121.7     $   133.3  $  107.0    $    84.4     $   93.4
  Perferred Stock Dividends(2)        $      --         $     --     $     --     $      --  $     --           --     $     --

EARNINGS:
  Earnings before income tax
   expense, extraordinary items and
   cumulative effect of change in
   accounting principle               $    29.5         $   20.0     $  185.3     $  (246.7)   $  133.5  $   367.1     $  319.9
Interest Expense                           18.9             27.3        103.6         116.9        95.4       72.7         82.1
Amortization of debt issuance costs         0.3              0.6          2.1           2.5         3.0        5.8          7.2
Portion of rents representative of
   interest factor                          3.7              3.7         14.8          12.2         6.7        3.8          3.0
Amortization of capitalized
   interest                                 0.3              0.3          1.2           1.2         1.1        0.9          0.8

Total earnings                        $    52.7         $   52.8     $  307.0     $  (113.9)   $  239.7  $   450.3     $  413.0

Ratio of earnings to combined fixed
charges and perferred stock dividends       2.2  x           1.7  x       2.5  x          *   x     2.2 x      5.3  x       4.4  x


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*   The deficiency in earnings to cover fixed charges for the year ended
    December 31, 1995 was $247.2.

(1) Guarantor debt charges are the estimated interest related to the Company's evaluation of its exposure under its guarantee of debt incurred by Acme Boot Company, Inc., an affiliate of the Company.

(2) The Company had no shares of preferred stock outstanding, and no dividends were declared or paid, during any of the periods indicated.